Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF MERGER OF

DOMESTIC CORPORATION INTO A

DOMESTIC CORPORATION

Pursuant to Title 8, Section 251 of the Delaware General Corporation Law (“DGCL”), the undersigned Corporation organized and existing under and by virtue of the DGCL, executed the following Certificate of Merger,

AND DOES HEREBY CERTIFY:

FIRST:  That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

NAME	STATE OF INCORPORATION

1. Interval Acquisition Corp.	Delaware

2. I Exchange Merger Corp.	Delaware

SECOND:  That an agreement of merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the DGCL.

THIRD:  The name of the surviving corporation is Interval Acquisition Corp., a Delaware corporation.

FOURTH:  That the Certificate of Incorporation of the surviving corporation, as amended and restated in the form attached hereto as Exhibit A, shall be its Certificate of Incorporation.

FIFTH:  That the executed Agreement of Merger is on file at an office of the surviving corporation, the address of which is 6262 Sunset Drive, Penthouse One, Miami, Florida 33143.

SIXTH:  That a copy of the Agreement of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

SEVENTH:  That this Certificate of Merger shall be effective on September 24, 2002.

IN WITNESS WHEREOF, said surviving corporation has caused this Certificate to be signed by an authorized officer, the 24th day of September, 2002.

INTERVAL ACQUISITION CORP.

By:	/s/ Craig M. Nash
Name:	Craig M. Nash
Title:	President

2

Exhibit A to Certificate of Merger

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

INTERVAL ACQUISITION CORP.

ARTICLE I

NAME

The name of the Corporation is Interval Acquisition Corp.

ARTICLE II

REGISTERED OFFICE AND REGISTERED AGENT

The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name and address of the Corporation’s registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware.

ARTICLE III

CORPORATE PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“DGCL”).

ARTICLE IV

CAPITAL STOCK

The Corporation is authorized to issue three classes of stock to be designated “Class A Common Stock,” “Class B Common Stock” (the Class A Common Stock and Class B Common Stock are sometimes referred to collectively hereinafter as the “Common Stock”), and “Preferred Stock,” all of which shall have a par value of $0.01 per share.  The total number of shares that the Corporation is authorized to issue is:  2,100 shares, of which 1,000 shall be shares of Class A Common Stock, 100 shall be shares of Class B Common Stock, and 1,000 shall be shares of Preferred Stock.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.            COMMON STOCK.

1.             General.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.  Except as otherwise provided in Section A of this Article IV and as otherwise required by applicable law, all shares of Class A Common Stock and Class B Common Stock shall be identical in all respect and shall entitle the holders thereof to the same rights, preferences and privileges, subject to the same qualifications, limitations and restrictions, as set forth herein.

2.             Voting.

(a)           Except as otherwise provided herein or required by applicable law, (i) each holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held as of the applicable record data on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation, and (ii) each holder of Class B Common Stock shall not be entitled to vote on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.  Holders of Common Stock shall not be entitled to cumulate their votes for the election of directors or any other matter submitted to a vote of the stockholders of the Corporation.

(b)           The number of authorized shares of Common Stock may be increased or decreased (but not below the umber of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3.             Dividends.  Subject to the provisions of the Preferred Stock, as and when dividends are declared or paid with respect to shares of Common Stock, whether in cash, property or securities of the Corporation, the holders of Class A Common Stock and holders of Class B Common Stock shall be entitled to receive such dividends pro rata among all holders of Common Stock at the same rate per share of each class of Common Stock; provided, that (a) if dividends are declared or paid in shares of Common Stock, the dividends payable to holders of Class A Common Stock shall be payable in shares of Class A Common Stock and the dividends payable to holders of Class B Common Stock shall be payable in shares of Class B Common Stock and (b) if the dividends consist of other voting securities of the Corporation, the Corporation shall make available to each holder of Class B Common Stock dividends consisting of non-voting securities (except as otherwise required by law) of the Corporation which are otherwise identical to the voting securities and which are convertible into such voting securities on the same terms as the Class B Common Stock is convertible into the Class A Common Stock.

4.             Liquidation.  Subject to the provisions of the Preferred Stock, the holder of Class A Common Stock and the holders of the Class B Common Stock shall be entitled to participate pro rata at the same rate per share of each class of Common Stock in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation.

5.             Conversion.

(a)           In connection with the occurrence of a Conversion Event, each outstanding share of Class B Common Stock shall be converted into a share of Class A Common Stock.  For the purposes of Section A.5 of this Article IV, (i) “Conversion Event” shall mean (y) the occurrence of an initial Public Offering, or (z) the vote by the holders of a majority of the outstanding shares of Class A Common Stock to convert all of the shares of Class B Common Stock into shares of Class A Common Stock, and (ii) “Public Offering” shall mean the sale of shares of the Corporation’s Common Stock in an underwritten public offering registered under the Securities Act of 1933, as amended from time to time (other than a public offering relating solely to a transaction under Rule 145 promulgated pursuant to the Securities Act (or any successor thereto) or to an employee benefit plan of the Corporation).

(b)           The conversion of Class B Common Stock into Class A Common Stock shall be deemed to have been effected as of the close of business on the date of the Conversion Event and at such time the rights of the holder of the converted Class B Common Stock shall cease and each holder shall be deemed to have become the holder of record of the shares of Class A Common Stock represented thereby.

(c)           Promptly after the surrender of certificates and the receipt of written notice, the Corporation shall issue and deliver in accordance with the surrendering holder’s instructions the certificate or certificates for the Class A Common Stock issuable upon such conversions.

(d)           The issuance of certificates for Class B Common Stock upon conversion of Class A Common Stock shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of Class A Common Stock.

(e)           The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon the conversion of the Class B Common Stock, such number of shares of Class A Common Stock issuable upon the conversion of all outstanding Class B Common Stock.

(f)            The Corporation shall not close its books against the transfer of shares of Common Stock in any manner which would interfere with the timely conversion of any shares of Class B Common Stock.  The Corporation shall assist and cooperate with any holder of Class B Common Stock required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Class B Common Stock hereunder (including, without limitation, making any filings required to be made by the Corporation).

6.             Stock Splits.  If the Corporation in any manner subdivides or combines or takes any similar action with respect to the outstanding shares of one class of Common Stock, the outstanding shares of the other classes of Common Stock shall be proportionately subdivided or combined in a similar manner or a similar action will be taken with respect to such other classes.

B.            PREFERRED STOCK.

1.             Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided.  Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Corporation may be reissued except as otherwise provided by law.  Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

2.             Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL.  Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law.  Except as otherwise provided in this Certificate of Incorporation, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the designation or issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of this Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

ARTICLE V

CONDUCT OF CERTAIN AFFAIRS OF THE CORPORATION

A.            DEFINITIONS.  As used in this Article V, the following terms shall have the following meanings:

1.             “Affiliate” shall mean any Person controlling, controlled by or under common control with such Person.  For the purposes of this definition of “Affiliate,” “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

2.             “Corporate Opportunity” shall mean an investment or business opportunity or prospective economic advantage in which the Corporation could, but for the provision of this Article V, have an interest or expectancy.

3.             “Parent” shall mean USA Networks, Inc. and any of its Affiliates.

4.             “Person” shall mean any individual corporation, partnership, firm, group (as such terms is used in Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended from time to time), joint venture, association, trust, limited liability company, unincorporated organization, estate, trust or other entity.

5.             “Subsidiary” shall mean any Person of which such Person (either directly or through or together with any other subsidiary of such Person), owns, directly or indirectly, 50% or more of the stock or any other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such Person.

B.            COMPETING ACTIVITIES.  Except as otherwise expressly provided in an agreement between the Corporation and any stockholders or among the Corporation and any two or more stockholders:

1.             The stockholders of the Corporation, including, without limitation, Parent and its officers, directors, agents, stockholders, members, partners and Affiliates, may engage or invest in, independently or with others, any business activity of any type or description, including, without limitation those that might be the same as or similar to the Corporation’s business or the business of any Subsidiary of the Corporation.

2.             Neither the Corporation, any Subsidiary of the Corporation nor any stockholders of the Corporation shall have any right in or to such business activities or ventures or to receive or share in any income or proceeds derived therefrom.

3.             To the extent required by applicable law in order to effectuate the purpose of this provision, the Corporation shall have no interest or expectancy, and specifically renounces any interest or expectancy, in any such business activities or ventures.

C.            CORPORATE OPPORTUNITIES.

1.             If Parent (or, as set forth below, any of its officers, directors, agents, stockholders, members, partners or Affiliates) acquires knowledge of a potential transaction or matter which may be a Corporate Opportunity or otherwise is then exploiting any Corporate Opportunity, the Corporation shall have no interest in such Corporate Opportunity and no expectancy that such Corporate Opportunity be offered to the Corporation, any such interest or expectancy being hereby renounced, so that, as a result of such renunciation, and for the avoidance of doubt, such Person (a) shall have no duty to communicate or present such Corporate Opportunity to the Corporation, (b) shall have the right to hold any such Corporate Opportunity to Persons other than the Corporation or any Subsidiary of the Corporation, and (c) shall not breach any fiduciary duty to the Corporation in such Person’s capacity as a stockholder of the Corporation or otherwise, by reason of the fact that such Person pursues or acquires such Corporate Opportunity for itself, directs, sells, assigns or transfers such Corporate Opportunity to another Person, or does not communicate information regarding such Corporate Opportunity to the Corporation.

2.             Notwithstanding the provisions of Section B.1 of this Article V, the Corporation does not renounce any interest or expectancy it may have in any Corporate Opportunity that is offered to any person who is an officer of the Corporation and who is also a director, but not an officer or employee, of Parent if such opportunity is expressly offered to such person in his or her capacity as an officer of the Corporation.

3.             For Purposes of this Article V only, (a) a director of the Corporation who is Chairman of the Board of Directors of the Corporation or of a committee thereof shall not be deemed to be an officer of the Corporation by reason of holding such position (without regard to whether such position is deemed an officer of the Corporation under the by-laws of the Corporation), unless such person is a full-time employee of the corporation; and (b) the term “Corporation” shall mean the Corporation and all corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests.

4.             Anything in this Certificate of Incorporation to the contrary notwithstanding, (a) section B of this Article V shall expire on the date that Parent ceases to beneficially own Common Stock representing at least 20% of the total voting power of all classes of outstanding capital stock of the Corporation entitled to vote in the election of directors and no person who is a director or officer of the Corporation is also a director or officer of Parent; and (b) in addition to any vote of the stockholders required by law, until the time that Parent ceases to beneficially own Common Stock representing at least 20% of the total voting power of all classes of outstanding capital stock of the Corporation entitled to vote in the election of directors, the affirmative vote of the holders of more than 80% of the total voting power of all such classes of outstanding capital stock of the Corporation shall be required to alter, amend or repeal in a manner adverse to the interests of Parent or adopt a provision adverse to the interests of Parent and inconsistent with, any provision of this Article V.  Neither the alteration, amendment or repeal of this Article V nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article V shall eliminate or reduce the effect of this Article V in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article V, would accrue or arise prior to such alteration, amendment, repeal or adoption.

D.            NOTICE TO HOLDERS.  Any Person purchasing or otherwise acquiring any interest in shares of the capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article V.

ARTICLE VI

RESERVATION OF RIGHT TO AMEND BY-LAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation.  The stockholders may adopt additional by-laws and may alter or repeal any by-law whether adopted by them or otherwise.

ARTICLE VII

ELECTION OF DIRECTORS

The election of directors need not be conducted by written ballot except and to the extent required by the by-laws of the Corporation.

ARTICLE VIII

LIMITATION ON LIABILITY

To the fullest extent permitted by the DGCL, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.  Any repeal or modification of the provisions of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of this Corporation existing at the time of such repeal or modification.

ARTICLE IX

INDEMNIFICATION AND INSURANCE

A.            INDEMNIFICATION.  Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as director, officer, employee or agent shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, that, except as provided in Section B of this Article IX, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors.  The right to indemnification conferred in this Article IX shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under Section A of this Article IX or otherwise.  The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

B.            RIGHT OF CLAIMANT TO BRING SUIT.  If a claim under Section A of this Article IX is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim.  It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

C.            NON-EXCLUSIVITY OF RIGHTS.  The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

D.            INSURANCE.  The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

ARTICLE X

RESERVATION OF RIGHT TO AMEND
CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law and all the provisions of this Certificate of Incorporation and all rights and powers conferred in this Certificate of Incorporation on stockholders, directors and officers are subject to this reserved power.

ARTICLE XI

INCORPORATOR

The name and mailing address of the Incorporator is as follows:

Adam Pick

200 East Randolph Drive

Suite 5600

Chicago, Illinois 60601

ARTICLE XII

BUSINESS COMBINATIONS WITH
INTERESTED STOCKHOLDERS

Section 203 of the DGCL shall not apply to the Corporation.